EXHIBIT 1

WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF

INTERNET SCIENCES, INC.

THE UNDERSIGNED, being a majority of the board of directors on the board of Internet Sciences, Inc. a Delaware corporation (the "Corporation"), pursuant to the provisions of the Delaware General Corporate Law, the undersigned do hereby adopt the resolutions set forth below and upon execution of this consent (the "Consent''), the resolutions set forth below shall be deemed to have been adopted to the same extent and to have the same force and effect as those adopted in a formal meeting of the Corporation's Board of Directors, duly called and held for the purpose of acting upon proposals to adopt such resolutions:

WHEREAS, the Board of Directors believes it is in the best interest of the shareholders of the Corporation to issue the following shares to the individuals listed below:

Conversion of Class B to Class A Shares

Pursuant to the provisions of the Corporation's Articles of Incorporation and subject to the terms and conditions herein set forth, the Corporation hereby provides for the automatic conversion of Class B Common Stock into Class A Common Stock under the following specified conditions:

1.

Transfers: Any transfer of Class B Common Stock, whether by sale, assignment, bequest, or otherwise, shall trigger an automatic conversion of the transferred shares into Class A Common Stock, unless such transfer is made to an affiliate of the Class B Shareholder or as otherwise permitted without triggering conversion under the Corporation's Articles of Incorporation.

2.

Reduction in Voting Power: In the event that the voting power of the Class B Common Stock relative to the Class A Common Stock is reduced pursuant to the terms of the Corporation's Articles of Incorporation, such reduction shall trigger an automatic conversion of Class B Common Stock into Class A Common Stock.

3.

Affirmative Vote: An affirmative vote by the Majority Shareholder(s) may also trigger an automatic conversion of Class B Common Stock into Class A Common Stock, provided such conversion is in accordance with the Corporation's Articles of Incorporation and applicable law.

4.

Specified Events: Other specified events that may trigger an automatic conversion include, but are not limited to, certain reorganizations, mergers, consolidations, or other transactions in which the Corporation is a party and which are defined in the Corporation's Articles of Incorporation as triggering such conversion.

This conversion shall occur automatically without the need for further action by the Class B Shareholder and shall be subject to the issuance of new certificates representing the Class A Common Stock or the appropriate adjustment in the case of uncertificated shares. The Corporation reserves the right to require surrender of the old certificates representing Class B Common Stock as a condition to the issuance of new certificates for Class A Common Stock.

All conversions under this provision shall be made in compliance with the Corporation's Articles of Incorporation, applicable law, and the terms set forth herein.

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Amendments to the Certificate of Incorporation

This Written Resolution sets forth the procedures by which the Corporation may amend, alter, or repeal any provision of its Certificate of Incorporation. Such actions may only be initiated upon the written consent of the Majority Shareholder or a resolution passed by a majority of the Common Stockholders at a duly convened meeting. The following procedures shall apply:

1.

Any proposal to amend, alter, or repeal provisions of the Certificate of Incorporation must be submitted in writing to the board of directors of the Corporation. The proposal shall include a detailed explanation of the changes and the reasons for such changes.

2.

The board of directors shall review the proposal and may, at its discretion, recommend the proposal for approval by the shareholders. If the board decides to recommend the proposal, it shall distribute the proposal to all shareholders, along with a recommendation statement and any relevant background information.

3.

Approval of any amendment, alteration, or repeal of provisions within the Certificate of Incorporation requires the affirmative vote of a majority of the voting power of the Corporation's outstanding shares, including both Class A Common Stock and Class B Common Stock, entitled to vote thereon. This vote may occur either at a meeting convened for such purpose or through a Written Resolution signed by the requisite number of shareholders.

4.

Upon receiving the necessary shareholder approval, the Corporation shall take all necessary legal steps to formalize the amendment, alteration, or repeal of the Certificate of Incorporation provisions. This may include filing appropriate documents with the Delaware Secretary of State and making necessary adjustments to the Corporation's internal records.

5.	The Corporation shall notify all shareholders of the changes made to the Certificate of Incorporation promptly after such changes have been legally effected.

FURTHER RESOLVED, that any and all actions heretofore reasonably taken by or on behalf of the Corporation in the conduct of its business prior to the date hereof are approved, ratified, and confirmed in a1l respects as being the acts and deeds of the Corporation, including any and all actions heretofore made for or on behalf of in the name of the Corporation by any of the Corporation's officers and directors.

FURTHER RESOLVED, that the proper officers of the Corporation be, and they are each of them hereby authorized and empowered, in the name of the Corporation and on its behalf, to do all such further acts and things, and to execute, deliver and file with the appropriate authorities all such further documents, certificates and instruments, as such officers in their sole direction shall determine to be necessary, appropriate or advisable in order to carry out the intent of the forgoing resolutions, any such execution delivery and/or filing by such officers of any such document, certificate or instrument.

Signature Page to Follow

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IN WITNESS WHEREOF, the undersigned directors have hereunto et their hand and adopted the above resolutions as of September 18, 2024, and hereby direct that a signed copy of this written consent be filed with the Minutes of the proceedings of the directors of the Corporation.

DIRECTORS:

/s/ Lynda Chervil
Lynda Chervil

/s/ Mark T. Maybury
Mark T. Maybury

/s/ Mark L Deutsch
Mark L Deutsch

/s/ Lisa Johnson-Pratt
Lisa Johnson-Pratt

/s/ Dimitrius Hutcherson
Dimitrius Hutcherson

/s/ Michael Kahn
Michael Kahn

/s/ David Beck
David Beck

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